Exhibit 99.1

BioAmber Reports Second Quarter 2014 Financial Results

Minneapolis, MN, August 7, 2014. BioAmber Inc. (NYSE: BIOA), an industrial biotechnology company producing sustainable chemicals, today announced its financial results for the quarter ended June 30, 2014.  Highlights for the quarter included:

•	Sarnia project continues to be on budget and scheduled for completion in early 2015
•	An additional CDN$27 million in non-dilutive financing was secured for the Sarnia project: a CDN$7 million grant and a CDN$20 million commercial loan
•

Subsequent to the quarter, a 15 year take-or-pay agreement was signed with Vinmar for 10,000 tons per year from Sarnia and 200,000 tons per year from two additional succinic acid plants following their financing, construction and commissioning

•	Subsequent to the quarter, a common share offering was completed that raised an additional $35.8 million in net proceeds

“Sarnia is our focus and we continue to be on budget and scheduled to complete construction in early 2015,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer.  “We were successful in securing an additional CDN$27 million in non-dilutive funding for Sarnia, which combined with our recent share offering, strengthens our balance sheet and provides us with a cushion to become cash flow positive.  Our take-or-pay agreements with PTTMCC Biochem and Vinmar guarantee that 50% of Sarnia capacity will be sold during the first three years of operation, and they lay out a clear path for future growth by securing the sale of most of the output from two additional plants” he added.

Sarnia Highlights

•	Engineering for the plant is over 85% complete, 86 of the 90 work packages have been issued to sub-contractors and equipment deliveries have accelerated in recent months
•	Approximately 85% of the total project costs have been committed and the cumulative total for these committed costs is on budget
•	The warehouse and underground utilities are complete, the office building is nearing completion and the process building is being erected in sequences, with equipment installation underway

Other Business Highlights

•	BioAmber signed a 15-year succinic acid take-or-pay agreement with Vinmar International for three plants with a total annual commitment of 210,000 tons once all plants are operational
•	For the first plant in Sarnia, Vinmar will purchase at least 10,000 tons per year for 15 years
•

BioAmber and Vinmar have expanded the scope of the previously announced 100,000 ton per year 1,4-BDO plant, which will also produce 70,000 tons per year of succinic acid, with Vinmar purchasing a minimum of 50,000 tons per year of succinic acid for 15 years, and taking a minimum 10% equity stake in the plant.  The second plant is planned to start up in late 2017

•	Vinmar has also committed to purchase 150,000 tons per year for 15 years from a third succinic plant that will have a 200,000 ton per year capacity and which is planned to start up in late 2020

Financial Highlights

•	Cash on hand was $54.3 million as of June 30, 2014
•

A total of CDN$27 million in non-dilutive funding was secured for the Sarnia project: a CDN$7 million grant from Sustainable Development Technology Canada and a CDN$20 million commercial loan from a consortium led by Export Development Canada and including Farm Credit Canada and U.S. based Comerica Bank

•	Following the end of the quarter, BioAmber completed an offering of 3.22 million common shares at a price of $12.00 per share, resulting in net proceeds of $35.8 million
•	Net cash used in operating activities for the quarter ended June 30, 2014 was $3.1 million

Q2 2014 Financial Results

Revenue for the quarter ended June 30, 2014 decreased to $415,000 from $1,028,000 for the same period in 2013. The decrease was principally due to sales to two customers in Q2 2013 that will not recur until the Sarnia plant comes on line.  Excluding these one-time sales, the volume sold in the second quarter of 2014 was 40% higher than the same period in 2013.  Sales increased by 18% in the second quarter of 2014 relative to sales of $351,000 in the previous quarter.  The Company continued to manage sales in an effort to increase inventory levels in advance of the Sarnia start up, with inventory volume increasing by 18% on June 30, 2014 relative to March 31, 2014.

Gross loss in the quarter ended June 30, 2014 was $1,836,000 compared to a gross loss of $383,000 for the same period in 2013.   The increased loss was primarily due to the recording of a non-cash charge for an inventory reserve in the amount of $1,635,000.  The reserve was taken to bring the recorded value of inventory in line with its net realizable value.  The reduction in net realizable value was driven by the reduction seen in the average selling price.  The Company’s average selling price remains approximately twice the average selling price projected for Sarnia, but is declining as certain customers request Sarnia pricing in advance of the plant starting production.

Research and development expenses for the quarter ended June 30, 2014 were $4.3 million, a slight increase of $38,000 from the same period in 2013.

Sales and marketing expenses in the quarter ended June 30, 2014 were $1.7 million, up slightly from $1.6 million in the same period in 2013.  The increase was due to an increase in incentive remuneration and stock-based compensation expense.

General and administrative expenses for the quarter ended June 30, 2014 increased to $2.9 million from $2.3 million for the same period in 2013. The increase was primarily due to additional costs related to compliance and public company operations.

The Company also incurred a $1,853,000 non-cash stock based compensation charge due to the cancellation of 285,250 stock options following their voluntary forfeiture by certain employees and Company advisors.

Foreign currency gains in the quarter ended June 30, 2014 were $379,000 as compared to a gain of $28,000 for the same period in 2013. The increase was driven by a strengthening of the Canadian Dollar versus the U.S. Dollar in the second quarter of 2014, which positively impacted the value of Canadian Dollar cash balances carried to meet Sarnia vendor obligations.

During the quarter ended June 30, 2014, the Company incurred financial charges of $3.9 million, as compared to a gain of $10.6 million in the same period in 2013.   The financial charges in the quarter were the result of $870,000 of interest expense and an end of term charge accretion on the loan from Hercules Technology Growth Capital, and a $3.0 million non-cash charge related to changes in the fair market value of the warrants issued in connection with the IPO.  In the second quarter of 2013, the Company had recorded a non-cash gain of $11.7 million related to changes in the fair market value of these warrants. The warrants will be revalued in each reporting period resulting in a non-cash amount being recorded in the statement of operations for as long as the warrants remain outstanding.

The Company recorded a net loss attributable to shareholders of $14.1 million, or a loss of $0.75 per share, for the quarter ended June 30, 2014, as compared to a net loss of $7.2 million, or a loss of $0.47 per share, for the same period in 2013.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended June 30, 2014 was $7.5 million, or a loss of $0.40 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $9.7 million, or a loss of $0.65 per share, for the same period in 2013. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash expense resulting from the cancellation of certain employee stock options and the non-cash reserve taken on the recorded value of inventory.  For the quarter ended June 30, 2013 it excludes the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash stock option expenses related to the vesting of certain options as a result of the IPO and a non-cash charge related to the impairment of in-process research and development and construction in progress.    Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

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Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on August 7, 2014. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through August 14, 2014:

Domestic: 1-888-390-0541

International: 416-764-8677

Passcode: 414935

A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is an industrial biotechnology company producing sustainable chemicals. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into sustainable chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products.  For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the projected capital costs and scheduled completion of the planned Sarnia facility, future sales projections for our Bio-SA facility, the take-or-pay agreement with PTTMCC Biochem and the take-or-pay agreements with Vinmar International, loans for the Sarnia project and future flow cash projections.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the Quarter ended March 31, 2014.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

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BioAmber Inc.

Consolidated Statements of Operations

(unaudited, in thousands, except for shares)

	Three Months Ended
	June 30,
	2014	2013
	$	$
Product sales	415	1028
Cost of goods sold	2,251	1,411
Gross loss	(1,836)	(383)

Operating expenses
Research and development	4,259	4,221
Sales and marketing	1,737	1,652
General and administrative	2,865	2,292
Depreciation and amortization	60	539
Impairment loss	—	8,619
Foreign exchange (gain) loss	(379)	(28)
Operating Expenses	8,542	17,295
Operating loss	10,378	17,678

Amortization of deferred financing costs	72	117
Financial charges (income)	3,871	(10,617)
Other expense (income),net	(185)	—
Loss before income taxes	14,136	7,178
Income taxes	9	47
Net Loss	14,145	7,225

Net Loss attributable to:
BioAmber Inc. shareholders	13,993	7,057
Non-controlling interest	152	168
	14,145	7,225
Net Loss per share attributable to
BioAmber Inc. shareholders - basic	0.75	0.47

Weighted-average common shares
outstanding- basic	18,575	15,035

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BioAmber Inc.

Consolidated Balance Sheet Information

(unaudited, in thousands)

	As of June 30, 2014	As of December 31, 2013
Assets	$	$
Current assets:
Cash and cash equivalents	54,304	83,728
Accounts receivable	628	755
Inventories	3,978	2,415
Prepaid expenses and other current assets	7,050	7,394
Deferred financing costs	93	671
Total current assets	66,053	94,963
Property and equipment, net	46,156	13,554
Investment in equity method investment	35	710
Intangible assets including goodwill	4,915	4,852
Restricted Cash	703	—
Deferred financing costs	1,006	—
Total assets	118,868	114,079

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	15,088	7,111
Income taxes payable	1,095	1,121
Deferred grants	3,051	3,061
Short-term portion of long term debt	13,104	6,520
Total current liabilities	32,338	17,813
Long-term debt	19,592	23,210
Warrants financial liability	20,480	5,840
Other long term liabilities	105	82
Total liabilities	72,515	46,945
Redeemable non-controlling interest	10,153	—
Shareholders’ Equity	36,200	67,134
Total Liabilities and Shareholders’ Equity	118,868	114,079

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BioAmber Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands $)

	Three Months Ended
	June 30,
	2014	2013
	$	$
Operating Activities
Net Loss	(14,145)	(7,225)
Adjustments to reconcile net loss to cash:
Stock-based compensation	3,038	2,059
Depreciation and amortization	60	539
Warrant revaluation	3,040	(11,748)
Accretion of end of term charge on long-term debt	238	—
Amortization of deferred financing costs	72	117
Impairment loss and write-off of fixed assets	—	8,619
Change in working capital	4,603	4,328
Other	11	11
Net cash used in operating activities	(3,083)	(3,300)

Investing Activities
Acquisition of property and equipment	(19,997)	(2,074)
Investment in equity method investments	675	—
Net cash used in investing activity	(19,322)	(2,074)

Financing Activities
Deferred financing costs	(561)	(625)
Issuance of long-term debt	2,191	24,979
Government grants	792	(17)
Net proceeds from issuance of shares or units	140	72,864
Net cash provided by financing activities	2,562	97,201
Foreign exchange impact on cash	1,125	(377)
Increase/(decrease) in cash	(18,718)	91,450
Cash, beginning of period	73,022	11,531
Cash, end of period	54,304	102,981

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP measure that represents net loss attributable to BioAmber Inc. shareholders adjusted to exclude certain non-cash items that impact net income. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the three months ended June 30, 2014 excludes the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash inventory reserve expense and the non-cash expense resulting from the cancellation of certain employee stock options. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the three months ended June 30, 2013 excludes (i) costs associated with BioAmber’s transition from an E. coli organism as its core technology to a Cargill yeast for the construction of its initial planned manufacturing facility in Sarnia, Ontario, including impairment of in-process research and development and impairment of a long-lived asset (ii) the accelerated vesting of certain employee stock options upon the IPO and (iii) the impact of the change in fair value of the warrants issued in connection with the IPO.

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.

Non-GAAP Financial Information

(unaudited, in thousands)

	Three Months Ended
	June 30,
	2014	2013
	$	$
Net loss attributable to BioAmber Inc. shareholders	13,993	7,057
Deduct:
Warrants Revaluation	3,040	(11,748)
Intangible and long live asset impairment	—	8,369
Accelerated vested options from IPO	—	724
Inventory Reserve	1,635	—
Additional charge for cancellation of stock options	1,853	—
Adjusted Net Loss attributable to
BioAmber Inc. shareholders	7,465	9,712

Adjusted net loss per share attributable to
BioAmber Inc. shareholders – basic	0.40	0.65

Weighted-average of common shares
outstanding- basic	18,575	15,035

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